“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION OR RESALE.  THEY MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 OR THE TRANSACTION IS EXEMPT FROM SUCH REGISTRATION REQUIREMENTS AND, IF THE CORPORATION REQUESTS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”

This warrant will be void after 5:00 p.m. New York time on December 31, 2012.

WARRANT AGREEMENT

POW! ENTERTAINMENT, INC.

THIS CERTIFIES THAT, for value received, Stanley L. Compton, Trustee of the Compton Family Trust dated April 11, 1988, or its assigns (the (“Holder”), is entitled to subscribe for and purchase from POW! Entertainment, Inc., a Delaware corporation (the “Company”), up to three hundred and fifty thousand (350,000) shares of common stock of the Company at the Exercise Price per Common Share and during the period hereinafter set forth, subject, however, to the provisions and upon the terms and conditions hereinafter set forth.

1.           DEFINITIONS. As used herein:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person.

“Common Stock” or “Common Shares” means the Company’s common stock, par value $.001 per share, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Price” means the amount required to purchase one (1) Common Share and shall be Nineteen and Five-hundredths Cents ($0.1905) subject to adjustment as set forth herein.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 5.2 hereof.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933 as amended and the rules and regulations promulgated thereunder..

2.           EXERCISE OF WARRANT.

2.1           Exercisability.  The purchase rights represented by this Warrant may be exercised by Holder, in whole or in part, but no less than 50,000 shares or the remaining unexercised balance at any time, in any one exercise, at any time and from time to time, during the period commencing on the date hereof (the “Commencement Date”) until 5:00 p.m. New York time on December 31, 2012 (the “Expiration Date”), by the presentation of this Warrant at the Company’s office (or such office or agency of the Company as it may designate in writing to Holder hereof by notice pursuant to Section 7 hereof), and upon payment by Holder to the Company of the Exercise Price for the Common Shares being purchased.  Payment of the Exercise Price shall be made in cash, by check payable to the order of the Company, or by wire transfer.  The Company agrees that Holder hereof shall be deemed the record owner of the Common Shares purchased as of the close of business on the date on which this Warrant shall have been presented and payment made for such Common Shares as aforesaid, whether or not the Company or its transfer agent is open for business. Certificates for the securities comprising the Common Shares so purchased shall be delivered to Holder hereof within a reasonable time, not exceeding fifteen (15) days, after the rights represented by this Warrant with respect to such Common Shares shall have been so exercised.

2.2 In lieu of exercising this Warrant by paying the purchase price of the shares to be purchased in cash, by wire transfer or by check pursuant to Section 2.1 above, the Holder of this Warrant may elect to receive shares of Common Stock equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant and the notice, duly completed and executed on behalf of the Holder, at the principal office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), in which event the Company shall issue to the Holder hereof a number of shares of Common Stock computed using the Cashless Exercise Formula set forth in Annex A hereto.

2.3 Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant all shares of its Common Stock or other shares of capital stock of the Company from time to time issuable upon exercise of this Warrant.  All such shares shall be duly authorized and, when issued upon such exercise in accordance with the terms of this Warrant, shall be validly issued, fully paid and non assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale (other than as provided in the Company’s certificate of incorporation and any restrictions on sale set forth herein or pursuant to applicable federal and state securities laws) and free and clear of all preemptive rights.

3.           ANTI-DILUTION PROVISIONS.  Any and all of the Common Shares which may be acquired by Holder as a result of the exercise of this Warrant, shall be subject to the anti-dilution adjustments set forth below.

3.1          Dividends, Splits, Reclassifications Etc.

(a)           In case shares of Common Stock are issued as a dividend or other distribution of Common Stock is made, the Exercise Price in effect at the opening of business on the business day next succeeding the date fixed for the determination of the holders of Common Stock entitled to receive such dividend or other distribution shall be decreased to an amount equal to the Exercise Price so in effect multiplied by a fraction, the numerator of which shall be the number of shares outstanding immediately before such dividend or distribution of Common Stock is made and the denominator of which shall be the number of shares outstanding immediately following the making of such dividend or distribution of Common Stock , such decrease becoming effective immediately after the opening of business on the business day next succeeding the date fixed for such determination.

(b)           In case outstanding shares of Common Stock shall be subdivided into a greater number of shares or outstanding shares shall be combined into a smaller number of shares, the Exercise Price in effect at the opening of business on the business day next succeeding the day upon which such subdivision or combination becomes effective shall be increased or decreased, as the case may be, to an amount equal to the Exercise Price so in effect multiplied by a fraction, the numerator of which shall be the number of shares outstanding immediately before such subdivision or combination becomes effective and the denominator of which shall be the number of shares outstanding at the opening of business on the business day next succeeding the day upon which such subdivision or combination becomes effective.

(c)           Whenever the Exercise Price is adjusted as set forth in Section 3.1(a) or (b) (whether or not the Company then or thereafter elects to issue additional Warrants in substitution for an adjustment in the number of shares of Common Stock issuable upon the exercise of this Warrant), the number of shares of Common Stock specified in the Warrant which the Holder may purchase shall be adjusted by multiplying such number of shares of Warrant Stock immediately prior to such adjustment by a fraction, of which the numerator shall be the Exercise Price immediately prior to such adjustment and the denominator shall be the Exercise Price immediately thereafter.

(d)           If the Company shall issue any securities by recapitalization or reclassification of its Common Stock, each share of Common Stock which may be purchased upon the exercise of this Warrant immediately prior thereto shall be replaced for the purposes hereof by the securities issuable or distributable in respect to each such share of Common Stock upon such recapitalization or reclassification an appropriate adjustment of the Exercise Price and the number of shares which Holder may acquire, effective immediately prior to such recapitalization or reclassification shall be made, such  adjustment to become effective immediately after the opening of business on the day on which such recapitalization and reclassification shall become effective.  If, as a result of an adjustment made pursuant to this Section 3.1(d), the holders of the Common Stock shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company upon the exercise of this Warrant, Holder shall be entitled to receive such securities as would the holder of such number of shares of Common Stock as would at that time be obtainable upon the exercise of the Warrant to purchase shares of Common Stock.

3.2           Consolidations, Mergers.  In case of any consolidation or merger of the Company with or into another entity, or in case of any sale, lease, mortgage, pledge, conveyance or other disposition to another entity of all or substantially all the property of the Company,  Holder shall have the right thereafter  to acquire by exercise of the Warrant the kind and amount of shares, other securities, cash and property receivable upon such transaction by a holder of the number of shares of Common Stock issuable upon the exercise of the Warrant immediately prior to such transaction, and any such resulting or surviving entity shall expressly assume the obligation to deliver,  upon the  exercise of the Warrant, such shares, other securities, cash or property as Holder, shall be entitled to receive  pursuant to the provisions hereof.

3.3          Adjustments for Certain Below Exercise Price Issuances.

(a)           Except as hereinafter provided, if the Company shall at any time after the date hereof issue or sell any shares of Common Stock, for a consideration per share less than the Exercise Price in effect immediately prior to the issuance or sale of such shares (a “Dilutive Issuance”), then, immediately upon the Dilutive Issuance, the Exercise Price will be reduced (and in no event increased) to an Exercise Price equal to the quotient obtained by dividing:

(i) the sum of (A) the product obtained by multiplying the number of shares of Common Stock actually outstanding immediately prior to such Dilutive Issuance by the Exercise Price then in effect, plus (B) the aggregate consideration, if any, received by the Company upon such Dilutive Issuance; by

(ii) the sum of (A) the number of shares of Common Stock actually outstanding immediately prior to such Dilutive Issuance, plus (B) the aggregate number of shares of Common Stock issued by the Company in such Dilutive Issuance; provided that only one adjustment will be made for each Dilutive Issuance.

(b)           The provisions of this Section 3.3 shall not apply to the following:

(i)           Issuances of shares of Common Stock issued upon exercise of stock options or shares of Restricted Stock granted to key employees, directors and consultants of the Company in general, but only to the extent that the total of the shares issued pursuant to this Section 3.3(b)(i) do not exceed the lesser of (x) 3,000,000 shares, or (y) 3% of the Company’s shares outstanding at the time of the calculation, and provided that in the case of the issuances of options granted under this Section 3.3(b)(i), the price is no less than the market value of the Common Stock at the time of the grant,.

(ii)           issuances of restricted stock in payment for bona-fide services provided by consultants and/or contractors to the Company and bona-fide purchases of goods by the Company, but only to the extent that the total of the shares issued pursuant to this Section 3.3(b)(ii) do not exceed the lesser of (x) 2,000,000 shares, or (y) 2% of the Company’s shares outstanding at the time of the calculation, and provided that in the case of the issuances of restricted stock under this Section 3.3(b)(ii) the imputed price is no less than the market value of the Common Stock at the time of the grant,. .

3.4           Calculation of Adjustments.  For the purposes of any computation to be made in accordance with the provisions of Section 3.3, the following provisions shall be applicable:

In case of the issuance of shares of Common Stock upon conversion or exchange of any obligations or of any shares of stock or other equity securities of the Company that shall be convertible into or exchangeable for shares of Common Stock or upon the exercise of rights or options to subscribe for or to purchase shares of Common Stock, the amount of consideration received by the Company for such shares of Common Stock shall be deemed to be the total of (i) the amount of the consideration received by the Company upon the original issuance of such obligations, shares, securities, rights or options, as the case may be, plus (ii) the consideration, if any, other than such obligations, shares, securities, rights or options, received by the Company upon such conversion, exchange, or exercise except in adjustment of interest and dividends.

(b)           The number of Common Shares at any time outstanding shall not include any Common Shares which are treasury shares of the Company, or the number of shares of Common Stock deliverable in respect of the options, rights and convertible and exchangeable securities referred to in Section 3.3(b);

(c)           No adjustment shall be made to the Exercise Price in case of the issuance of shares of Common Stock upon conversion or exchange of any obligations or of any shares of stock or equity securities of the Company that shall be convertible into or exchangeable for shares of Common Stock or upon the exercise of rights or options to subscribe for or to purchase shares of Common Stock for which an adjustment in the Exercise Price has previously been made in accordance with Section 3.3(a).

(d)           In case the Company shall, at any time after date of this Warrant, grant options or rights to subscribe for Common Shares, other than those excluded by Section 3.3(b) above, or issue any securities, convertible into or exchangeable for Common Shares, for a consideration per share less than the Exercise Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Exercise Price in effect immediately prior to the issuance of such options or rights or securities shall be reduced to a price determined by making a computation in accordance with the provisions of Section 3.3, provided that:

(i)           the aggregate maximum number of Common Shares deliverable under such options or rights shall be considered to have been delivered at the time such options or rights were issued, and for a consideration equal to the minimum purchase price per share of Common Stock provided for in such options or rights, plus the consideration (determined in the same manner as consideration received on the issue or sale of Common Stock), if any, received by the Company for such options or rights;

(ii)           the aggregate maximum number of shares of Common Stock deliverable upon conversion of or exchange for any such securities shall be considered to have been delivered at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of Common Stock) received by the Company for such securities, plus the consideration, if any, to be received by the Company upon the exchange or conversion thereof;

(iii)           on the expiration of such options or rights or the termination of such right to convert or exchange, the Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustments made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of the delivery of only the shares of Common Stock actually delivered or deliverable upon the exercise of such options or rights or upon conversion or exchange of such securities; and

(iv)           on an adjustment in the exercise or conversion price or exchange ratio in such options, rights or convertible or exchangeable securities, the Exercise Price shall forthwith be readjusted to such Exercise Price as would have obtained had the adjustments made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of such adjusted exercise or conversion price or exchange ratio.

3.5           Treasurer's Computation.  Whenever the Exercise Price is adjusted as herein provided, the Treasurer of the Company shall compute the adjusted Exercise Price and number of shares issuable under the Warrant in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted Exercise Price and showing in detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Company for any shares of Common Stock issued or deemed to have been issued and included in the computations of such adjustment, and such written instrument shall promptly be delivered to Holder.

3.6           Notice of Certain Events.   In case:  (a)  the Company shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock or in cash out of its capital surplus; or (b) of any reclassification of the capital stock of the Company (other than a subdivision or combination of outstanding shares of Common Stock); or (c) of any consolidation or merger to which the Company is a party or of the sale, lease, mortgage, pledge, conveyance or other disposition of all or substantially all of the property of the Company; or (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; then the Company shall cause to be mailed to Holder at least ten (10) days prior to the applicable record date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holder of record of common stock to be entitled to such dividend,  distribution or rights are to be determined, or  (ii)  the date  on which such reclassification, consolidation, merger, sale, lease, mortgage, pledge, conveyance, other disposition or liquidation is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, Liquidation, merger, sale, lease, mortgage, pledge, conveyance, or other disposition.  Notwithstanding any other provision of this Agreement, if the Company gives Holder notice of any event as provided in this Section 3.6, Holder may in his exercise notice specify that the exercise is conditioned upon the consummation of such transaction.  In which case, the exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction and Holder shall not be deemed entitled to vote on any matter.   However if Holder has elected to exercise pursuant to Section 2.2 above then the “applicable date of valuation” as provided in Annex A shall be the applicable record date for the transaction.

4.           NO RIGHTS AS A STOCKHOLDER.   Until exercised, this Warrant shall not entitle Holder hereof to any voting rights or any other rights as a stockholder of the Company.

5.           RESTRICTIONS ON TRANSFERABILITY.

5.1           The sale, transfer, assignment and/or hypothecation of this Warrant are subject to the following limitations and conditions:

(a)  The Company will be notified in advance of each transfer;

(b) Warrant may not be transferred to more than a total of five persons or entities, each of which must be an accredited Investor, as that term is defined in the Securities Act.

(c) The Common Stock issuable hereunder shall not be sold, transferred, assigned, or hypothecated except in conformity with the applicable  provisions of the Securities Act of 1933, as then in force (the “Securities Act”), or any similar Federal statute then in force, and all applicable “Blue Sky” laws;

(d)  Neither this Warrant nor the securities issuable hereunder may be issued, sold, transferred, assigned or hypothecated unless and until there has been compliance, to the reasonable satisfaction of counsel to the Company, with all legal requirements applicable  to  the  issuance,  sale,  transfer,  assignment or hypothecation of such securities;

(e).  In connection with any issuance, sale, transfer, assignment or hypothecation, the holder of the Warrant, if requested by the Company, shall give assurance satisfactory to counsel to the Company that the securities are being acquired for investment and not with a view to resale or distribution thereof, and such other assurance as the Company may deem desirable to assure compliance with all applicable legal requirements, including but not limited to compliance with the Act.

Upon any transfer complying with the terms of this Section 5.1, the term Holder shall apply to each respective transferee.

5.2           Holder agrees to comply in all respects with the provisions of this Section 5.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, Holder thereof shall give notice to the Company of his intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at Holder’s expense by either (i) a written opinion of legal counsel, whose legal opinion shall be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; or (ii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon Holder shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by Holder to the Company.   The Company will not require such a legal opinion or other evidence in any transaction in compliance with SEC Rule 144.  Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 6, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

6.           LEGEND.  This Warrant and the securities to be issued upon exercise of this Warrant shall bear a restrictive legend containing the following language:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION OR RESALE.  THEY MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 OR THE TRANSACTION IS EXEMPT FROM SUCH REGISTRATION REQUIREMENTS AND, IF THE COMPANY REQUESTES, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”

7.           NOTICES.  All notices required hereunder shall be given by first-class mail, postage prepaid, if given by Holder addressed to the Company at 9440 Santa Monica Boulevard, Suite 620, Beverly Hills, California 90210 or such other address as the Company may designate in writing to Holder; and if given by the Company, addressed to Holder at the address of Holder shown on the books of the Company.

8.           GOVERNING LAW.    The validity, construction and enforcement of this Warrant shall be governed in all respects by the laws of the State of Delaware, without giving effect to any principle of conflicts of laws thereunder, and jurisdiction is hereby vested in the courts of said State in the event of the institution of any legal action under this Warrant.

9.           NO IMPAIRMENT.   The Company shall not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

10.           CUMULATIVE REMEDIES.   Except to the extent expressly provided herein to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

11.           EQUITABLE RELIEF.   Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officers under its corporate seal, and to be dated as of January 1, 2010.

POW! ENTERTAINMENT, INC.

By:
Gill Champion, Chief Operating Officer

ATTEST:

____________________________
Assistant Secretary

ANNEX A
CASHLESS EXERCISE FORMULA

The Cashless Exercise Formula to be used to determine the number of shares that the Company shall issue upon the exercise of all or a portion of the Warrant shall be, as of the applicable exercise date, as follows:

Y (A-B)
X =	A

Where:	X	=	The number of shares of Common Stock to be issued to the Holder of this Warrant pursuant to Section 2.2.

	Y	=	The number of shares of Common Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised.

	A	=	The Fair Market Value of one share of Common Stock; and

	B	=	The Exercise Price per share (as adjusted to the date of such calculations).

For purposes of the Cashless Exercise Formula and  Section 2.2, the “Fair Market Value” of a share of Common Stock as of a particular date shall mean:

(a)          If the Common Stock is traded on a securities exchange or The Nasdaq National Market, the Fair Market Value shall be deemed to be the average of the closing sale prices of the Common Stock of the Company on such exchange or market over the five (5) business days ending immediately prior to the applicable date of valuation;

(b)          If the Common Stock is traded over-the-counter, but not on The Nasdaq National Market, the Fair Market Value shall be deemed to be the average of the closing bid prices over the 30-day period ending immediately prior to the applicable date of valuation;

(c)          If the Common Stock is traded on the Pink Sheets, but not over-the-counter, the Fair Market Value shall be deemed to be the average of the last reported price for the last 30-days on which a sale occurred prior to the applicable date of valuation;

(d)          If there is no active public market for the Common Stock, the Fair Market Value shall be the value thereof, as determined in good faith by the Board of Directors of the Company, upon due consideration of the proposed determination thereof of the Holder; provided, however, that if the Board and the Holder are unable to agree on the fair market value per share of the Common Stock within a reasonable period of time (not to exceed five (5) calendar days from the Company’s receipt of the exercise notice), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board and the Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be  borne by the Company and Holder equally.